CORPORATE PARTICIPANTS

Tripp Sullivan

Kirkland’s, Inc. — Corporate Communications

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

Neely Tamminga

Piper Jaffray & Co. — Analyst

David Magee

SunTrust Robinson Humphrey — Analyst

Brad Leonard

BML Capital Management — Analyst

Rob Wilson

Tiburon Research Group — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s, Inc. second quarter 2009 earnings conference call.

During the presentation, participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions).

As a reminder, this conference is being recorded Wednesday, August 26, 2009. I would now like to turn the conference over to Mr. Tripp Sullivan of corporate communications. Please go ahead sir.

Tripp Sullivan — Kirkland’s, Inc. — Corporate Communications

Good morning and welcome to this Kirkland’s, Inc. conference call to review the Company’s results for the second quarter of fiscal 2009. On the call this morning are Robert Alderson, President and Chief Executive Officer; and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning and the press release has been covered by the financial media. Except for historical information discussed during this conference call, statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K filed on April 20, 2009. With that said, I’ll turn the call over to you, Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thinks, Tripp, and good morning everyone and thanks very much for joining us today. We are pleased to report another quarter of positive comparable store sales and strong earnings results.

This was our best earnings performance in a second quarter since becoming a public company. The bottom line results were driven by strong improvements in our merchandise and operating margins versus the prior year.

We remain in a very solid financial position, ending the quarter with a cash balance of $38.5 million and no debt. Mike Madden, our CFO, will now walk you through the second quarter results and our financial position. Mike?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thanks Robert and good morning. I will begin with a review of the second quarter income statement.

For the second quarter ended August 1, 2009 we reported net income of $3.4 million or $0.17 per diluted share versus a net loss of $1.7 million or $0.09 per diluted share for the prior year quarter. Net sales were $87.7 million, equal to the prior year quarter, despite operating 34 fewer stories on average during the quarter.

Average sales per store were up 11.5% versus the second quarter of 2008 and up 20.4% versus the second quarter of 2007. Comparable store sales increased 6.1% for the quarter. Comps increased 6.3% in our off mall stores and increased 5.5% in our mall stores.

Average sales volumes in our off mall stores was 25% higher than in our mall stores during the second quarter. The comp increase was driven by an increase in the number of transactions as well as a higher average ticket.

The increase in transaction count was due to a slight increase in customer traffic combined with an increase in the conversion rate. The increase in the average ticket was the result of a higher average retail selling price, partially offset by a decline in items per transaction. These results were consistent between our mall and off mall stores.

Geographically, almost all areas of the country contributed with positive comp sales. The only exception was the nine store Phoenix, Arizona market which continued to encounter difficult economic conditions.

Merchandise categories performing strongest during the quarter were decorative accessories, wall decor, frames and gifts. We continue to benefit from incrementally adding a wide range of gifts to our merchandise mix.

In real estate at the end of the quarter we operated 291 stores, 212 off mall stores and 79 mall stores; representing a 73% off mall, 27% mall venue distribution. Total square footage under lease decreased 8% from the prior year while total store units declined by 10%.

Gross profit margin for the second quarter increased 650 basis points to 38.3% of sales from 31.8% in the prior year. The components of the increase and reported gross profit margin were as follows.

First, merchandise margin increased 290 basis points as a percentage of sales. We continued to experience strong sellthrough rates and lower markdowns across our merchandise mix, resulting from improved product selection and a positive customer reception.

Consistent with the first quarter, we also benefited from lower ocean freight rates which continue to be impacted by the oversupply issues in the shipping industry and the economic downturn. Second, store occupancy costs decreased 280 basis points as a percentage of sales.

This decline resulted from comp sales leverage, favorable lease renewal negotiations, the closure of underperforming stores and the relocation of mall stores to more productive off mall locations. Third, outbound freight costs decreased 70 basis points as a percentage of sales, reflecting a decline in diesel fuel costs and leverage from the comp sales increase. And lastly, central distribution costs decreased 10 basis points as a percentage of sales as compared to the prior year quarter.

Operating expenses for the quarter were $25.1 million or 28.6% of sales as compared to $25.1 million or 28.7% of sales in the prior year quarter. Operating expenses were essentially flat as a percentage of sales compared to the prior year quarter.

Leverage from the comp sales increase led to expense ratio improvement in store payroll as well as fixed store and corporate operating expenses. Increases in bonus accruals and stock compensation offset this leveraging effect by approximately 70 basis points.

Depreciation and amortization decreased 90 basis points as a percentage of sales, reflecting the large reduction in capital expenditures during 2008 and the decline in the store count. We recorded income tax expense of $1.4 million or 28.4% of pretax income during the quarter versus $9000 recorded in the prior year quarter.

Based on our results for the first half and our forecast for the remainder of the year, we anticipate generating sufficient pretax profit to allow us to reverse the remaining valuation allowance that is recorded against our deferred tax assets. The ultimate effective rate that is recorded for fiscal 2009 will depend heavily on our operating performance in the second half of the year. We currently expect our effective rate for the full fiscal year to be approximately 22%.

Turning to the balance sheet and the cash flow statement. Inventories at August 1, 2009 were on plan at $38.6 million or $133,000 per store as compared to $42.7 million or $132,000 per store in the prior year quarter.

We plan to end the third quarter of 2009 with inventory levels in the range of 53 to $55 million. At the end of the quarter, we had $38.5 million in cash on hand, no borrowings were outstanding in our revolving line of credit and we had met availability under the line of credit of approximately $23 million. We do not expect to borrow from our line of credit facility during the fiscal year.

Accounts Payable levels increased versus the prior year as a result of the timing of merchandise receipts. For the first half of fiscal 2009, cash flows from operations were $6.7 million, reflecting the improvement in our operating performance and the increase in Accounts Payable, offset by an increase in the amount of income taxes paid.

During the first half of the year, we made income tax payments of $9 million. During the prior year period, we received refunds of $2.9 million.

Capital expenditures for the first half were $4.8 million, primarily related to new store construction and information technology projects. The final item I’ll cover before turning it back over to Robert is to provide an update on our outlook for fiscal 2009.

Based on our better-than-expected first-half performance, we have revised our outlook for the fiscal year. These assumptions discount the likelihood of a return to severe economic conditions in the fall of 2008 but do allow for the potential that the current recession might negatively impact the holiday selling season.

As it relates to store count, our expectations are relatively unchanged. For fiscal 2009, we expect to average approximately 30 fewer stores per quarter than the comparable quarters of 2008. Closings for the year are expected to be approximately 35 to 40 stores.

We have closed 16 stores so far this year and anticipates the large majority of the remaining closings to occur in January. New store openings are expected to be 15 to 18 stores in fiscal 2009. As of today, we’ve opened nine stores. The remaining openings are planned to occur prior to the start of the holiday season.

Our topline expectations are for total sales in fiscal 2009 to be equal to or moderately below fiscal 2008. A 10% smaller store base will make achieving a total store sales increase in fiscal 2009 difficult.

For the first half, comparable store sales gains have offset the impact of the smaller store base. Therefore the continuation of this level of comp increase in the second half which suggests a total sales number that is roughly equal to fiscal 2008. Should comp sales slow somewhat in the second half, we would expect total sales to be moderately below fiscal 2008.

While still early in the third quarter, comp sales have continued on the first half trend. We are cautiously optimistic about the remainder of the year given the positive trends we’ve experienced but remain careful in our predictions in what is still a volatile economy.

Full-year merchandise and operating margins are expected to be above fiscal 2008 levels. If second-half comps sales remain positive, we would expect strong year-over-year improvement in merchandise and operating margins but not to the levels experienced in the first half of fiscal 2009 due to the more difficult comparisons in the back half. If comps sales moderate in the second half, we would still expect improvement in both merchandise and operating margins for the full year.

With no significant changes in our operating cost structure and a decline in depreciation expenses expected throughout the year, we anticipate full-year pretax earnings to be significantly above the $10.1 million earned in fiscal 2008. The magnitude of the improvement will largely be determined by the sales and margins trends that occur during the second half of the year.

In fiscal 2008, over one third of our revenue and all of our profits were generated during the fourth quarter of the year. While we will not be relying on the fourth quarter to achieve profitability for the full year fiscal 2009, we still expect our fourth quarter performance to heavily impact our full-year results.

Based on these expectations, our full-year effective tax rate is estimated to be 22%. This rate will be adjusted based on our actual operating performance throughout the fiscal year and therefore, we will provide an update each quarter.

As we’ve discussed, the tax rate is difficult to model in 2009 due to the status of the valuation allowance against our deferred tax assets and the accounting rules that govern the timing of any changes to the amount of that valuation allowance. Therefore we continue to stress that operating income and pretax income are the most relevant measurements of our business performance in 2009.

We expect to have positive cash flow in 2009 with capital expenditures for new store openings and other infrastructure investments covered by cash generated from operations. We do not expect any borrowings on our line of credit during the year.

Total capital expenditures are expected to be in the range of 9 to $10 million which includes 15 to 18 new store openings. Net of landlord allowances, we expect capital expenditures to be in the range of 5 to $6 million. I’ll now turn the call back over to Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks Mike. We’re very pleased to be able to report strong sales and earnings performance in the second quarter; in fact, our best second quarter since we became a public company in July 2002.

Mid-single digit comparable store sales and greatly improved merchandise margin, lowered occupancy cost and continued strong expense discipline delivered earnings that were greater than Q1 2009 absent the impact of a higher Q2 tax rate. We’re very excited about the second-quarter margin results which favorably impacted our earnings.

We did experience some tailwind from lower freight costs but the real story was the combination of compelling merchandise and great value which resulted in very strong sales performance across our key categories. Our vendor partnerships continued to deliver favorable margin spreads.

Also as we suggested would be the case on our first quarter call, cleaner and more current inventories contributed to the improved margin results. Current inventory levels remain on plan and very clean after our summer clearance and execution of one of our most successful big sale events.

While it’s early in the new quarter, similar positive margin trends continue. We may experience some minimal margin effect in the current quarter from the very recent uptick in container costs, but we would expect that to be more of a Q4 issue as container pricing seeks to find a proper pricing level relative to demand.

In our last call we suggested that we expected to produce earnings well in excess of the second quarter of 2008. However, we did not anticipate exceeding our earnings in the first quarter given tougher comparisons. We are excited by that result.

I believe that the strong appeal of our merchandise assortment to our customers was the primary driver in the higher than expected second-quarter earnings. We currently have a higher level of new and Exclusive to Kirkland’s merchandise in our mix than in any period since the 2002-2003 era.

That appeal was strongly evident in the month of July, a very strong sales month for Kirkland’s, different than many retailers. We did more gross business in July of this year, a four-week month, than June of this year, a five-week month.

Our big sale generated strong sales across the entire range of promotional items and categories represented and contributed in a major way to July’s mid-single digit increases in conversion transactions and item retail. In a continued difficult economic environment, prior-year comparisons for traffic transaction count and [margin] percentage and units sold remain a focus for our management team.

We maintained the same modest positive comparable traffic gain of 1% in the second quarter as we experienced in the first quarter this year. Early traffic counts for the third quarter continue to be slightly positive.

Certainly traffic gains will be a key factor in third and fourth-quarter results. We expect the same level of traffic during the second half as we plan to continue a strong promotional cadence with product purchase for sale events.

Conversion remains nicely up versus the prior year and we continue to experience gains in average ticket without forcing price increases or experiencing increased markdowns. Although they are both in early stages, we have a couple of new initiatives that we’ve launched in the third quarter that could help drive traffic.

Our reserve for pickup in the store initiative on our newly reactivated Kirklands.com site, the first step in a return to e-commerce, went live mid-August with greater than anticipated customer response which was surprising as we chose a soft opening to identify and work out any unforeseen problems. Also we launched our social networking or community site, myKirkland’s.com, at about the same time, featuring decorating advice from an interior designer board elected by our customers and a major contest for site visitors to win home makeovers featuring Kirkland’s home decor items.

The initial response to our effort to better communicate with our loyal customers and win more friends for our store has been surprisingly strong. The anticipated level of increased e-mail sign-ups and traffic counts will help us evaluate the effect of the site as we move into 2010.

Additions to our e-mail base are very important to Kirkland’s as we have significantly improved our ability to drive our business with e-mail contacts over the last 12 months. We had some exciting and I think noteworthy sales results in the second quarter in states like California, Florida and Nevada. Generally considered as foreclosure states, we generated strong comparable sales increases; 8% in California, 5% in Florida and 14% in Nevada.

In the so-called Rust Belt states hard hit by auto industry issues, we experienced 13% comps in Michigan and 15% in Ohio. Mid-Atlantic states also had double-digit comps sales gains. The only state that did not produce a positive comparable sales increase in the second quarter was Arizona and that miss was only 2%, much improved from prior quarters but still affected by adverse housing and credit market trends.

It’s not hard to suggest that Kirkland’s strong merchandise offering and value proposition are gaining some market share, even in areas still experiencing difficult economic conditions and where the true level of unemployment and the foreclosure activity remains a factor in the level of retail business. Despite very recent claims of an end to the deep recession, we remain cautious about the state of the economy in the second half of 2009 due to persistently high unemployment rates and continued problems in the residential real estate market with both sales activity and property valuations.

Commercials real estate problems remain a concern. Better but still far from normal consumer confidence poll results and recent reports evidencing a greatly increased personal savings rate over prior years suggests that the consumer remains cautious about employment prospects and well remembers the explosive evaporation of household wealth that occurred in the second half of calendar 2008.

Our 2009 store opening plan of 15 to 18 new stores remains on track. As of today, we’ve opened nine new stores and have another five stores currently under construction which will open in the third quarter.

We have another three or four stores that we expect to lease, build and open this fiscal year. The very strong sales performance of this store class continues. New store run rates suggest full-year sales 25% or more above our average store performance.

As we discussed last quarter, we expect to pen up to 30 stores in 2010 and to experience net store growth for the first time since 2006. While new retail development is still slow, we expect there to be ample opportunities in existing dominant power centers in 2010 to support our announced growth plan.

In this uncertain economic environment, because of our value proposition and financial stability, Kirkland’s continues to perform very well and exhibit sales and earnings momentum. Our fresh and unique product and our pricing continues to be the centerpiece of our relationship with customers.

To take advantage of this opportunity, we’re pressing hard on many fronts to engage and convert more shoppers to our loyal customer base. We continue to operate our business and position for growth without debt while at the same time actually building liquidity. We position our store base for the long-term, retool our information systems, refine our merchandising strategy, recast our marketing methodology and invest in our people and the store experience.

As I said about first quarter, so far so good and we’re very gratified about the continuation of positive operating trends in August as we open the important third quarter. On behalf of our entire Kirkland’s team, I want to personally thank everyone on the call or online today or that views our webcast for their interest in our Company.

For those of you or who are or represent investors, we very much appreciate your confidence. Our team is very pleased with year-to-date results and pledges the same level of discipline, focus and effort that has marked our now two-year-old successful turnaround story.

We look forward to seeing you in our stores and online along with your friends, of course. Operator, Mike and I are prepared to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Neely Tamming, Piper Jaffray.

Neely Tamminga — Piper Jaffray & Co. — Analyst

Good morning and just congratulations, you guys. Just fabulous to see the recovery here. Just a couple things.

Point of clarification for you, Mike, and then just a bigger picture question for Mike or for Robert. UPCs, you said they had ticked down a little bit in Q2. I think last year there might have been some kind of excessive sale type activity that would have maybe [jammed up] the units. Just wondering as you normalize into the back half of this year, would you expect UPCs to kind of be more baseline or — and therefore the ticket would actually go higher in the back half? Just trying to think through that a little bit.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Well, I think for the first half, I think you’re right. Last year if you compare what we were working through on the merchandise side, there were more markdowns, there was more clearance activity in the first and second quarters compared to this year.

So I think that just year-over-year comparison is part of the reason for the decline. As we work through the year, I think there’s an opportunity to drive IPT. I think that the stores are certainly focused on that and the comparisons are a little different as the clearance activity subsided as the year progressed last year. So I think you are on the right track with your thinking there.

Neely Tamminga — Piper Jaffray & Co. — Analyst

There’s longer-term operating margin potential for you guys. I mean it’s probably not something you want to have a discussion on it at this inflection point but anything you could do to help us size it up.

I mean clearly you have made some significant structural changes to your cost structure, real estate and otherwise. And just wondering how we should be thinking about what prior peak was and how you could even possibly do better than that or can you not? We’re just trying to understand to size up the opportunity.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Well the prior peak in I guess recent times was the IPO year of 2002 which was kind of high 9s and as you point out, that was a very different business model. You had a mall-based chain. You had an occupancy cost that was much higher and we have certainly done a lot in the real estate area of business to get that off mall and at lower occupancy costs.

So there is potential to move the operating margin up vis-ÃƒÂ -vis that timeframe. I think what we’re focused on right now though is returning to that peak and that’s where our focus is in the short-term.

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think you’re right. We have structurally done a lot of things to make that return possible. But I think you almost have to think about the difference between the environment that we’re in today and have been since probably maybe even the last couple of years.

Remember, we didn’t have a great housing market before September of 2008 for some period. And contrast that with where we were in the retail sector kind of in 2002-2004 when we were at the height of our operating margins, we still haven’t returned our stores on the average unit to the sales level that we enjoyed then although we are beginning to get there.

We’re pressing on it now. And I think gives us another year to continue to do that and I think the prospects that we can improve that significantly are there.

Neely Tamminga — Piper Jaffray & Co. — Analyst

Thanks for the clarification and the color. Good luck, you guys.

Operator

David Magee, Suntrust Robinson Humphrey.

David Magee — SunTrust Robinson Humphrey — Analyst

Good morning and great quarter. A couple of questions. One, you talked about traffic being up modestly in the second quarter and it sounds like so far in the third quarter.

I would guess tat traffic is down for most of your competition and the centers in which you operate. Are you doing a better job advertising to make your stores more of a destination place than perhaps in the past?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think we’re much more consistent about it and we have learned over the last 12 to 18 months better how to use our e-mail blast and to talk to our customers. As we move our stores off mall, that’s really the best way for us to communicate with them and suggest that they need to make a trip out to the Kirkland store.

We still have I think 79 mall stores operating as of today and we continue to have foot traffic pass those doors and we have opportunities in the window and in the front part of the store to suggest that people should enter and take a look at what we have to sell. I just think we’re doing a better job calling out the unique merchandise and the unique pricing opportunity that the customer has if they will visit Kirkland’s.

So I think to some extent, that has been part of it. And I think as you win your customers back and you have a fresh offering and you return to much more of a treasure hunt positioning of the merchandise inside the store, I think it suggests to the customers that it makes sense to come more often. So we’re happy to have a positive traffic increases year because that certainly was not the case in 2005, 2006 and 2007.

David Magee — SunTrust Robinson Humphrey — Analyst

Thanks, Robert. The second question had to do with the new store productivity being 25% higher than in the past. How much of that is just maybe the different size of the stores versus just the better merchandising and pre-opening process?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well I think, David, one of the things that has caused the stores to jump is that we have been working really hard to develop a more exciting, more communicative sort of grand opening scheme to let people know that we are in the market, where we are, and to do things in the store that are interesting and fun. We have incorporated a lot of designer events around the openings and we have worked with local radio and local television and local designers to let people know that we were in the market.

And that has certainly helped the stores get launched I think in a better way. But we have been very gratified by the consistently better sales that these stores have generated.

Also I think you couldn’t help but take into account that we are repositioning stores out of the existing markets that are pretty good. And so when we put that store in a better location with better co-tenancy and it’s larger and it’s new and it’s more convenient for our customers, I think that has been a nice part of it. We are able to show our merchandise better in 7,000 to 10,000 feet and make it much more convenient for the customer to shop it than we were able to do in those mall stores that we were replacing.

And then I think we know a lot about the markets. Our real estate process is much more exhausting as we consider a site than I would say that it’s ever been in our history and we spend a lot of time and attention to try and understand that market before we locate a store. So I think all of those those things are helpful as you begin to open new stores and as we plan to do going forward.

David Magee — SunTrust Robinson Humphrey — Analyst

Great, thank you and good luck.

Operator

(Operator Instructions) Brad Leonard, BML Capital Management.

Brad Leonard — BML Capital Management — Analyst

Great job on the quarter. On the — you said the new stores are doing 25% better than the Company average. Is that on the off mall stores or the total Company?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Total Company.

Brad Leonard — BML Capital Management — Analyst

And then on the new stores for next year, was that — it was 30 new stores. Was that net or —?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

No, that’s gross.

Brad Leonard — BML Capital Management — Analyst

Okay and how many closings are you thinking about?

Robert Alderson — Kirkland’s, Inc. — President and CEO

About 15, Brad. That’s kind of what we are looking at right now. That could move around some. We might renegotiate some of those deals and leave them open for a while or we might close more. But that looks like kind of the number from where we sit today.

Brad Leonard — BML Capital Management — Analyst

Okay, very good. Great quarter. That’s all I have. Thanks.

Operator

Rob Wilson, Tiburon Research.

Rob Wilson — Tiburon Research Group — Analyst

Yes, congratulations. I haven’t talked to guys in a while. Real quick, the tax rate we should expect for next year?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

I would say just it would be more normalized rate of call it 38.5, 39%.

Rob Wilson — Tiburon Research Group — Analyst

And, Robert, you had mentioned something in your prepared remarks about the gift category. Could you expand upon that? It sounds like you have had a lot of success there.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well it’s really not anything terribly unusual. It’s really a return a little bit more to what Kirkland’s has always been prior to the 2005, 2006 and 2007 period where we got almost — well I thought we were very skewed toward being too exclusively home decor.

Our stores were [gift] stores before they had any home accents in them and when I came to Kirkland’s in the mid-1980s, that’s what we were. We added home accessories in the late 80s and throughout the 90s as we felt like demand warranted.

But we have always been a very eclectic gift store and it’s not particularly about any particular category of gifts. We just try to find items and products that we feel like the customer will be interested in having and we like for them to be new and different.

And so we spend a lot of time in the marketplace looking for those things and our group has done a really, really good job in the last 12 to 18 months of finding those things and presenting them at great prices. So it’s really — it’s more of a normalizing of Kirkland’s than it is any particular new initiative that we had never seen or heard of before or that profoundly changed the Kirkland’s concept. It’s really more what the customer expects.

Rob Wilson — Tiburon Research Group — Analyst

Okay, could you give some sense of the magnitude of your gift category penetration versus last year? I don’t know if you can break that out in your 10-K but I was just wondering if you could give us something to go on here to give us some sense of the magnitude of change versus last year.

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think if you look at it from probably last year, it was about 10% and this year it’s about 20%. And so we have sort of maybe twice as much and will we do any more than that? I don’t know.

I mean it just depends on what we find and whether we think it’s something we ought to put in the store. We are very concerned here all the time about deploying money where it is the most productive and about controlling inventories and fiscal responsibility.

That’s the reason we have been able to build our financial position back so quickly. And so it’s sort of like anything else. That will sort of follow the money and follow the customer and see where it goes.

Rob Wilson — Tiburon Research Group — Analyst

Just one last question. Would it be fair to say that you’re disappointed in any category or have you generally planned down all the other categories in favor of gift?

Robert Alderson — Kirkland’s, Inc. — President and CEO

No, no we haven’t planned down all the other categories. I think some of the categories — we go through an exhaustive [open to buy] process here monthly and we deploy money where we have opportunity.

And so it’s not that we are particularly disappointed in any category. If we’re not performing in a category, we don’t give up on that category if it’s something that Kirkland’s has been successful with.

Conditions change, customers change. A lot of things change. So what we try to do is understand what’s happening and how we can react in that particular category and make it successful.

And so we might decide that we just need to sell it down and start over and we have done that before especially in 2008 when we were trying to repair the whole merchandise mix as quickly as possible. Or we may take a little money out right now and then put it back in three months or six months. So it’s not a — it’s a living, breathing organism that we’re working with here.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

The other thing I would add is that there is the opportunity to find giftable product in the home decor categories themselves. So I think we have done a much better job of that which is on top of just that gift category you see reported in the 10-K.

Rob Wilson — Tiburon Research Group — Analyst

I gotcha. Okay, well thanks for taking my call and congratulations. You guys have done a wonderful job.

Operator

David Magee, Suntrust Robinson Humphrey.

David Magee — SunTrust Robinson Humphrey — Analyst

It sounds like there’s some risk that the environment could get very promotional late in the year as some chains may not be around next year or may close a lot of stores, etc. How do you describe the environment now versus say three months ago? Has there been any change better or worse?

Robert Alderson — Kirkland’s, Inc. — President and CEO

David, I don’t see a lot of change. Mike may have a little bit different view of it. But I really don’t — we really don’t see that.

I mean it’s not reflected particularly in anything that we see happening in our stores. I think people react to merchandise and the traffic levels are not plus 20% or down 20%. There’s no thing that would just point out that there’s something really unusual or different happening.

I think in the back half, what makes the fourth quarter a bit of a wild card is how late the sales materialized in December of 2008. We got up to six or seven days before Christmas before things sort of exploded and remained strong well into January.

We are prepared to be promotional and we have a promotional cadence already set up for the fourth quarter that will carry us all the way through year end and we do expect that to happen. I don’t know how promotional it gets but at the end of the day, merchandise wins.

At some point, bad merchandise at a bad price still won’t sell. And if you have great stuff, it usually wins if you have it priced correctly. So I think we feel pretty good about how we are positioned right now.

David Magee — SunTrust Robinson Humphrey — Analyst

And I guess another follow-up. The social networking button that I saw on your site that you had mentioned earlier, what do you expect from that I guess over time? And who really will be using that?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I don’t know what to expect. I just know that it’s going to be in use by retailers just like it is — everyone else who deals with the public. And I think we are in the midst of a — this is another piece of a long evolution of how people communicate with one another in our society and I think we need to be a part of it.

We have experienced some great e-mail sign-ups. We have gotten really good response to our home makeover contest where we have four winners out there, each of whom will have three friends and all those guys who get to have their significant makeover done in their house led by one of our designers that is working with us.

We’ve had a lot of friends sign-up and we’re really gratified by that and some of that has generated some significant e-mail adds which is very good. We are also excited about the beginning of getting back into e-commerce in a more — I hope a much more efficient way than we did it in the past.

Our initial response, David, to a fairly small number of items and a very soft opening was extremely good. So I think that is out there and will all be a part of communicating with customers very efficiently which you can do online. It’s also very cost efficient.

David Magee — SunTrust Robinson Humphrey — Analyst

Great (inaudible) thank you, Robert.

Operator

Mr. Alderson, there no further questions at this time. I will now turn the call to you.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Okay, thanks everyone for being on the call today. We genuinely appreciate your interest. We will be available throughout the day for any follow-up that you might need. We look forward to talking with you later about the third quarter. Thanks.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation.